As filed with the Securities and Exchange Commission on January 10, 2018.

Registration No. 333-221708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

INDUSTRIAL LOGISTICS PROPERTIES TRUST

(Exact name of registrant as specified in governing instruments)

Two Newton Place, 255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

(617) 219-1460

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Popeo

Industrial Logistics Properties Trust

Two Newton Place, 255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

(617) 219-1460

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Howard E. Berkenblit Benjamin J. Armour Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	Bartholomew A. Sheehan III Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Industrial Logistics Properties Trust is filing this Amendment No. 4, or this Amendment, to its Registration Statement on Form S-11 (Registration Statement No. 333-221708), or the Registration Statement, as an exhibit only filing solely to file an updated opinion of Venable LLP, filed herewith as Exhibit 5.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, the exhibit index and the filed exhibit. The preliminary prospectus is unchanged and has therefore been omitted.

1

Part II

Information not required in prospectus

Item 31. Other expenses of issuance and distribution.

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

SEC registration fee	$88,769
FINRA filing fee	107,450
Nasdaq listing fee	200,000
Printing and engraving expenses	300,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	950,000
Transfer agent and registrar fees	20,000
Miscellaneous	33,781
Total	$5,700,000

Item 32. Sales to special parties.

See Item 33.

Item 33. Recent sales of unregistered equity securities.

In connection with our formation, we issued 1,000 of our common shares of beneficial interest, $.01 par value per share, or the Shares, on September 15, 2017, and, in connection with the contribution to us of 266 properties, or our Initial Properties, by Select Income REIT, or SIR, we issued to SIR an aggregate of 44,999,000 of our Shares on November 1, 2017, and a $750 million demand note on September 29, 2017, and assumed three mortgage notes that SIR owes totaling approximately $63.1 million. In December 2017, SIR prepaid on our behalf two of the mortgage notes totaling approximately $14.3 million that had encumbered two of our Initial Properties with a total net book value of approximately $20.4 million. The 45,000,000 Shares are valued at approximately $1.3 billion (based on the mid-point of the price range set forth on the cover of the prospectus contained in this registration statement) and were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act.

Item 34. Indemnification of directors and officers.

The laws related to Maryland REITs, or the Maryland REIT Law, permit a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our declaration of trust that will be in effect upon the completion of the offering to which this registration statement relates, or our declaration of trust, contains a provision which eliminates the liability of our Trustees and officers to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

Our declaration of trust will require us to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any present or former trustee or officer of us, and any individual who, while a present or former trustee or officer of us and, at our request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity. Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify a trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against us only if such proceeding was authorized by our Board of Trustees.

Under our declaration of trust, we also will be required to advance expenses to a trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation. Our declaration of trust also will permit us, with the approval of our Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, The RMR Group LLC, or RMR, and its affiliates and any present or former employee, manager or agent of us, our subsidiaries or RMR or our or their affiliates (including RMR).

Prior to completion of the offering to which this registration statement relates, we will also enter into indemnification agreements with our Trustees and officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. We may also maintain directors’ and officers’ liability insurance for our Trustees and officers.

Item 35. Treatment of proceeds from stock being registered.

The consideration to be received by us for the Shares registered hereunder will be credited to the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)                                 See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

(b)                                 The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Declaration of Trust of the Registrant**
3.2	Form of Amended and Restated Bylaws of the Registrant**
4.1	Form of Share Certificate**
4.2	Form of Registration Rights Agreement between the Registrant and Select Income REIT**
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP**
10.1	Form of Transaction Agreement between the Registrant and Select Income REIT**
10.2	Promissory Note by the Registrant to Select Income REIT**

10.3

Credit Agreement, dated as of December 29, 2017, among the Registrant, Citibank, N.A., as administrative agent and collateral agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to Select Income REIT’s Current Report on Form 8-K filed December 29, 2017.)

10.4

Pledge Agreement, dated December 29, 2017, by Select Income REIT and the Registrant, in favor of Citibank, N.A., in its capacity as collateral agent for the lenders under that certain Credit Agreement dated December 29, 2017. (Incorporated by reference to Select Income REIT’s Current Report on Form 8-K filed December 29, 2017.)

10.5	Form of Business Management Agreement between the Registrant and The RMR Group LLC**
10.6	Form of Property Management Agreement between the Registrant and The RMR Group LLC**
10.7	Form of 2018 Equity Compensation Plan of the Registrant**
10.8	Form of Share Award Agreement**
10.9	Form of Indemnification Agreement**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Ernst & Young LLP**
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)**
24.1	Power of Attorney**
99.1	Consent of Bruce M. Gans, M.D. to be named as trustee**
99.2	Consent of Lisa Harris Jones to be named as trustee**
99.3	Consent of Joseph L. Morea to be named as trustee**

*                                         Filed herewith

**                                  Previously filed

Item 37. Undertakings.

(a)                                 The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)                                  The undersigned registrant hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement, as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index

Exhibit number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Declaration of Trust of the Registrant**
3.2	Form of Amended and Restated Bylaws of the Registrant**
4.1	Form of Share Certificate**
4.2	Form of Registration Rights Agreement between the Registrant and Select Income REIT**
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP**
10.1	Form of Transaction Agreement between the Registrant and Select Income REIT**
10.2	Promissory Note by the Registrant to Select Income REIT**
10.3

Credit Agreement, dated as of December 29, 2017, among the Registrant, Citibank, N.A., as administrative agent and collateral agent, and each of the other financial institutions initially a signatory thereto. (Incorporated by reference to Select Income REIT’s Current Report on Form 8-K filed December 29, 2017.)

10.4

Pledge Agreement, dated December 29, 2017, by Select Income REIT and the Registrant, in favor of Citibank, N.A., in its capacity as collateral agent for the lenders under that certain Credit Agreement dated December 29, 2017. (Incorporated by reference to Select Income REIT’s Current Report on Form 8-K filed December 29, 2017.)

10.5	Form of Business Management Agreement between the Registrant and The RMR Group LLC**
10.6	Form of Property Management Agreement between the Registrant and The RMR Group LLC**
10.7	Form of 2018 Equity Compensation Plan of the Registrant**
10.8	Form of Share Award Agreement**
10.9	Form of Indemnification Agreement**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Ernst & Young LLP**
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)**
24.1	Power of Attorney**
99.1	Consent of Bruce M. Gans, M.D. to be named as trustee**
99.2	Consent of Lisa Harris Jones to be named as trustee**
99.3	Consent of Joseph L. Morea to be named as trustee**

*                                         Filed herewith

**                                  Previously filed

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on January 10, 2018.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:	/s/ John C. Popeo
	Name:	John C. Popeo
	Title:	President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 10, 2018	/s/ John C. Popeo
	Name:	John C. Popeo
	Title:	President and Chief Operating Officer

Date: January 10, 2018	*
	Name:	Richard W. Siedel, Jr.
	Title:	Chief Financial Officer and Treasurer (principal financial and accounting officer)

Date: January 10, 2018	*
	Name:	Adam D. Portnoy
	Title:	Managing Trustee

Date: January 10, 2018	*
	Name:	Barry M. Portnoy
	Title:	Managing Trustee

*By:	/s/ John C. Popeo
Name: John C. Popeo
Title: Attorney-in-fact